Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Williams Pipeline GP LLC

We have audited the accompanying consolidated balance sheet of Williams Pipeline GP LLC as of December 31, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Williams Pipeline GP LLC at December 31, 2008 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated balance sheet, the consolidated balance sheet has been recast to reflect the retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling interests in Consolidated Financial Statements – an Amendment of Accounting Research Bulletin No. 51.

/s/ Ernst & Young LLP

Houston Texas
February 23, 2009 except for Note 2 as to which the date is August 28, 2009

WILLIAMS PIPELINE GP LLC

CONSOLIDATED BALANCE SHEET

December 31, 2008

(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,760
Prepaid expense	184

Total current assets	7,944
Investment in Northwest Pipeline GP	414,069

Total assets	$422,013

LIABILITIES AND OWNER’S EQUITY
Current liabilities:
Accounts payable:
Trade	$671
Affiliate	424

Total current liabilities	1,095
Contingent liabilities and commitments
Equity:
Williams Pipeline GP LLC’s equity	92,305
Notes receivable — affiliate	(1)
Accumulated other comprehensive loss	(6,612)

Total Williams Pipeline GP LLC’s equity	85,692
Noncontrolling interest in consolidated subsidiary	335,226

Total equity	420,918

Total liabilities and equity	$422,013

See notes to consolidated balance sheet.

WILLIAMS PIPELINE GP LLC

NOTES TO CONSOLIDATED BALANCE SHEET

Note 1. Nature of Operations

Williams Pipeline GP LLC (“General Partner”) is a Delaware company formed on August 31, 2007, to become the general partner of Williams Pipeline Partners L.P. (“Partnership”). The General Partner is an indirect wholly-owned subsidiary of The Williams Companies, Inc. (“Williams”). The General Partner owns a 2 percent general partner interest and a 45.7 percent limited partner interest in the Partnership. However, due to the substantive control of the Partnership granted to the General Partner by the partnership agreement, the General Partner consolidates the Partnership. All intercompany balances have been eliminated.

On August 31, 2007, a subsidiary of Williams contributed $1,000 in the form of a note receivable to the General Partner in exchange for a 100 percent ownership interest. The receivable from the General Partner’s owner has been reflected as a deduction from owners’ equity.

On January 24, 2008, the Partnership completed its IPO of 16,250,000 units representing limited partner interests in the Partnership at a price of $20.00 per unit ($18.80 net of underwriters’ discount). Concurrent with the closing of the IPO, (i) the public through the underwriters of the offering contributed $325.0 million ($305.5 million net of the underwriters’ discount) to the Partnership in exchange for 16,250,000 common units, representing a 47.5 percent limited partner interest in the Partnership, (ii) the Partnership purchased from Northwest a 15.9 percent general partnership interest in Northwest, and (iii) a 19.1 percent interest in Northwest was contributed to the Partnership by us in exchange for 6,350,668 common units, 10,957,900 subordinated units, 684,869 units representing a 2 percent general partner interest in the Partnership, and all of its incentive distribution rights. On February 15, 2008, the underwriters of the offering exercised their right to purchase an additional 1,650,000 common units from the Partnership, for $33.0 million ($31.0 million net of the underwriters’ discount), to cover over-allotments. The underwriters purchased the common units pursuant to that option on February 21, 2008 at the IPO price, net of underwriting discounts, of $18.80 per unit. Concurrently with the exercise of the option and in accordance with the terms of the Contribution, Conveyance and Assumption Agreement entered into in connection with the closing of the IPO, the Partnership redeemed 1,650,000 common units held by us.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. The consolidated balance sheet has been prepared based upon accounting principles generally accepted in the United States. Intercompany accounts and transactions have been eliminated.

This consolidated balance sheet and notes have been recast to reflect the retrospective application of the presentation and disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.” Noncontrolling ownership interests in consolidated subsidiaries are now presented in the consolidated balance sheet as a separate component of equity.

The following table summarizes the retrospective application of the adoption of the standard on the consolidated balance sheet as of December 31, 2008:

	As Reported	Adjustment	As Adjusted
	(In thousands)
December 31, 2008:
Minority interest	$335,226	$(335,226)	$—
Equity:
Noncontrolling interest in consolidated subsidiary	—	$335,226	$335,226

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investments. The Partnership accounts for its 35 percent investment in Northwest under the equity method due to its ability to exercise significant influence over Northwest.

Impairment of Investments. We evaluate our investments for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.

Income Taxes. With the January 2008 initial public offering of the Partnership, our operations are treated as a partnership with each partner being separately taxed on its share of our taxable income. Therefore, we have excluded income taxes from these financial statements.

Cash and Cash Equivalents. Our cash and cash equivalents balance includes amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have an original maturity of three months or less.

Note 3. Credit Facilities

At the closing of the IPO on January 24, 2008, the Partnership entered into a $20 million working capital credit agreement with Williams as the lender. The facility is available exclusively to fund working capital borrowings. The initial maturity date of the facility was January 23, 2009. We exercised our automatic right to extend the facility for an additional 365-day term in January. The new maturity date is January 23, 2010. The interest rate on all borrowings will be the one-month LIBOR determined on the date of the borrowing. The borrowings may be repaid prior to the end of the one-month LIBOR rate period. If a borrowing is not repaid within one month, the interest rate for such borrowing will be adjusted to the one-month LIBOR rate 30 days after the most recent borrowing. The Partnership pays a commitment fee to Williams on the unused portion of the credit agreement of 0.25 percent annually. The Partnership is required to reduce all borrowings under our working capital credit agreement to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the facility. At December 31, 2008, the Partnership has no outstanding borrowings under the working capital credit facility.

Note 4. Related Party Transactions

Beginning after the closing of the IPO on January 24, 2008, we have given the Partnership a quarterly credit for general and administrative expenses under the terms of an omnibus agreement. The annual amounts of those credits are as follows: $2.0 million in 2008 (pro-rated for the portion of the year from January 24 to December 31), $1.5 million in 2009, $1.0 million in 2010 and $0.5 million in 2011.

Note 5. Recent Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations.” SFAS No. 141(R) applies to all business combinations and establishes guidance for recognizing and measuring identifiable assets acquired, liabilities assumed, noncontrolling interests in the acquiree and goodwill. Most of these items are recognized at their full fair value on the acquisition date, including acquisitions where the acquirer obtains control but less than 100 percent ownership in the acquiree. SFAS No. 141(R) also requires expensing of restructuring and acquisition-related costs as incurred and establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for business combinations with an acquisition date in fiscal years beginning after December 15, 2008.

Note 6. Owner’s Equity

We are entitled to incentive distributions from the Partnership if the amount distributed to the Partnership’s unitholders with respect to any quarter exceeds specified target levels shown below:

Quarterly Distribution Target		General
Amount (per unit)	Unitholders	Partner
Minimum quarterly distribution of $0.2875	98%	2%
Up to $0.330625	98	2
Above $0.330625 up to $0.359375	85	15
Above $0.359375 up to $0.431250	75	25
Above $0.431250	50	50